Exhibit 99.1
For more information contact:
Doug Kline or Dave Kusumoto (619) 696-4292
After-hours pager: (619) 526-9555
Web Site: http://www.sdge.com

SAN DIEGO GAS & ELECTRIC TO AUCTION POWER PLANTS,
OTHER GENERATING ASSETS

	SAN DIEGO, Nov. 25, 1997 -- San Diego Gas & Electric (SDG&E), the principal subsidiary of Enova Corporation, today announced plans to auction its fossil power plants -- the South Bay plant in Chula Vista, Calif., the Encina plant in Carlsbad, Calif., and its combustion turbines -- as well as its 20-percent interest in the San Onofre Nuclear Generating Station (SONGS) and its portfolio of long-term power contracts.
	The decision, which was approved by SDG&E's board of directors late yesterday, comes as California prepares to open up its electric utility industry to competition Jan. 1, 1998. Electric generation will be deregulated and the state's investor-owned utilities, SDG&E, PG&E and
Southern California Edison, will transition to being regulated distributors of power within their current service territories.
	"For more than a decade, SDG&E has pursued a business strategy that concentrates on the distribution and transmission of power, instead of generation, so the sale of our power plants is a natural evolution of our business," said Donald E. Felsinger, president and chief executive officer of SDG&E. "Selling off our generation assets will help expedite the development of competition in California's electric generation market, benefitting all of our customers."
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	The electric utilities' power plants are among those deemed by state regulators to represent "transition costs," or uneconomic investments that the utilities must recover during a four-year transition period to competition in California. Any proceeds from the sale of the plants and other generating assets will go directly to pay down SDG&E's transition costs.
	Of SDG&E's current asset base, more than twice as much is invested in distribution and transmission facilities as is invested in generation. The utility currently purchases 65 percent of the power it delivers to its customers and generates only 35 percent.
	Felsinger said that other companies in the free market -- not bound by the rules that apply to the state's regulated utilities -- will have a much greater opportunity to provide competitive generation services to customers with SDG&E's plants.
	Potential buyers of the plants and power contracts are likely to include independent power producers, power marketers, oil and natural gas companies, and unregulated affiliates of electric utilities.
	The first step in the process of selling the plants will be a filing with the California Public Utilities Commission (CPUC) next month. Once
SDG&E receives approval from the CPUC, the utility will proceed with an auction of the generating assets and power contracts. The CPUC has final approval over any transaction. The sale of the plants and contracts is expected to be completed by the end of 1998.
	The Chula Vista and Carlsbad plants together have 285 employees and, along with the combustion turbines, have a generating capacity of approximately 2,000 megawatts.  California's electric deregulation law,
AB 1890, requires that any purchaser of the plants contract with the utility to operate and maintain them for at least two years after the sale transaction is completed.
	SDG&E also will auction up to 200 megawatts of Qualifying Facilities' contracts and 175 megawatts of other power contracts.
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	San Diego Gas & Electric is the primary subsidiary of Enova Corporation
(NYSE: ENA), the parent company of the investor-owned utility and six other U.S.-based subsidiaries -- Enova Energy, Enova International, Enova Technologies, Enova Financial, Califia and Pacific Diversified Capital.
SDG&E serves 1.2 million electric customers in San Diego and southern Orange counties and 710,000 natural gas customers in San Diego County.
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